Exhibit 5


                                     August 4, 2000


New England Business Service, Inc.
500 Main Street
Groton, MA 01471

Ladies and Gentlemen:

This opinion is being furnished in connection with a registration statement on Form S-8 and all exhibits thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of 105,083 shares of Common Stock, par value $1.00 per share (the "Shares"), of New England Business Service, Inc., a Delaware corporation (the "Company"). The Shares are to be issued pursuant to the exercise of a stock options granted under the NEBS 2000 Stock Option Plan for PremiumWear Employees (the "Plan").

I am General Counsel of the Company and am familiar with the action taken by the Company in connection with the Plan. For purposes of this opinion, I have examined the Registration Statement, the Plan and such other documents, records, certificates and other instruments as I have deemed necessary.

I express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on the foregoing, I am of the opinion that the issuance of the Shares has been duly authorized by all necessary corporate action of the Company and, when issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


Very truly yours,

/s/ Craig Barrows
-----------------

CRAIG BARROWS
General Counsel
New England Business Service, Inc.